Nextel Communications Passes Ten Millionth Subscriber Mark
Direct Connect™ and the nation’s only all-digital 2.5G packet data network contribute to latest corporate milestone

RESTON, Va.—October 8, 2002—Following four quarters of improving operating metrics, Nextel Communications (NASDAQ: NXTL) today announced the activation of its ten millionth domestic digital subscriber during the month of September.

“This is an important milestone for us,” said Tim Donahue, president and CEO of Nextel. “Our customer base is growing thanks to our key differentiator, Direct Connect, as well as our “always-on” packet data network. We’ve demonstrated four consecutive quarters of improving financial results, eliminated a sizeable portion of our debt, and managed to sustain a churn rate that is among the lowest in the industry. All of this, combined with the fact that we’re focused on providing the products and services our users demand to improve communication in their professional and personal lives, is positioning us to meet our target of adding approximately 2 million new customers this year.”

Nextel Direct Connect®, the incredibly powerful digital long-range walkie-talkie feature, is Nextel’s foremost differentiator. The feature affords Nextel users the ability to connect instantly to other users within a local calling area, which often spans hundreds of miles.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully-integrated wireless voice and data communications services including Nextel Direct Connect®—the long-range digital walkie-talkie feature; high quality digital cellular services; Nextel Online® wireless data content and business solutions; and two-way messaging services. Nextel and Nextel Partners, Inc. have built the largest guaranteed all-digital wireless network covering 197 of the top 200 U.S. markets. Nextel’s wireless voice and packet data communications services are available today in areas of the U.S. where approximately 239 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel’ has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001 and its subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

Media:
Rebecca Gertsmark
rebecca.gertsmark@nextel.com
703-433-3776

Elizabeth Brooks
Elizabeth.brooks@nextel.com
703-433-4263

Investors:
Paul Blalock
Paul.blalcok@nextel.com
703-433-4300

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